Exhibit 99.1

Stoneridge Announces Continued Board Refreshment Plan
NOVI, Mich. — February 13, 2023 — Stoneridge, Inc. (NYSE: SRI), today announced that Jeffrey P. Draime, a member of the Company’s Board of Directors, notified the Company that he will not stand for re-election at the Company’s 2023 Annual Meeting of Shareholders. The son of Stoneridge founder D. M. “Max” Draime, Jeff served in a variety of roles within the Company prior to his appointment to Director.
Bill Lasky, chairman of Stoneridge’s Board of Directors stated, “Jeff has been a valued member of Stoneridge’s Board of Directors since 2005. His high integrity and experience with Stoneridge’s evolution have made him a valuable contributor to the Board and to the Company. Jeff’s insistence on strong Company values contributed to the Board’s ability to serve the Company and our shareholders.”
The Board is working with a premier third-party executive search firm to assist in attracting and evaluating potential professionals to join the Stoneridge Board of Directors. The search will focus on aligning the Company’s long-term strategy with expertise on the Board. The Board is looking for a history of executive leadership, technological expertise, and a deep understanding of the Company’s global end-markets and customers. The Board recognizes and values diversity on the Board of Directors and is committed to ensuring a process that encompasses those values.
Mr. Lasky stated, “Last year we welcomed proven financial executive Frank Sklarsky to the Board and he is the current chair of our Audit Committee. As we look to replace Jeff, I am confident we will attract a professional with the necessary skills and experience to impact and accelerate the Company’s transformation. The Board will continue to implement a refreshment plan that aligns the Board’s experience and expertise with our greatest opportunities to create shareholder value going forward.”
Jeff Draime stated, “I am proud to have been part of the success of the Company that my father founded 57 years ago. The Company has a strong strategic direction, a highly qualified and accomplished management team and a Board of Directors focused on our customers, shareholders, and employees. I expect continued success for Stoneridge and trust the Board will continue to add highly skilled directors to support the long-term goals of the Company.”
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com)
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